Exhibit 16.1

November 15, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 included in the Form 8-K dated November 15, 2011 of Energy Telecom, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein related to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Sincerely,

/s/ CCR LLP

CCR LLP
Glastonbury, Connecticut